Exhibit 99.1

TO:	Executive Officers and Directors of Volt Information Sciences, Inc.

DATE:	February 17, 2011

RE:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

As you know, Volt Information Sciences, Inc. (the “Company”) is not current in its periodic reporting obligations with the Securities and Exchange Commission (the “SEC”).  As a result, from Thursday February 17, 2011 until the Company becomes current in its periodic reporting obligations, the Administrators of the Company’s 401(k) Savings Plan (the “401(k) Plan”) are temporarily suspending purchases by employees of the Company and its subsidiaries of shares of the Company’s common stock in investment funds offered by the 401(k) Plan that invest in the Company’s common stock and new contributions, and transfers, into those funds (the “Blackout Period”). During the Blackout Period, supplementing the blackout period applicable under the Company’s Insider Trading Policy, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company acquired by you in connection with your service and/or employment with the Company in such capacities (including options, other interests in Company stock and derivatives securities related to the Company’s stock).

If you have any questions regarding this notice or the restrictions applicable during the Blackout Period, please contact me at 1065 Avenue of the Americas, New York, NY 10018, 212-704-2400.

VOLT INFORMATION SCIENCES, INC.

By:	/s/ Howard B. Weinreich
Howard B. Weinreich, Senior Vice President and General Counsel